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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Wells Fargo & Company:

We consent to the incorporation by reference in the proxy statement-prospectus included in this Amendment No. 1 to the Registration Statement on Form S-4 of Wells Fargo & Company related to the acquisition of First Commerce Bancshares, Inc., of our report dated January 18, 2000, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.

/s/ KPMG LLP

San Francisco, California

May 5, 2000